Exhibit 6.15
Cooperation Agreement


between

BASF Aktiengesellschaft
Specialty Foams
KSB/NM - Neopolen Marketing and Technical Support
67056 Ludwigshafen

                                                          hereinafter "BASF" and

iQ BATTERY Research & Development GmbH
82008 Unterhaching

                                                                hereinafter "iQ"

Preamble

Neopolen P is a material developed by BASF for a broad range of applications and with the intention of firmly establishing its strategical positioning as an energy absorbent and heat-insulating foam. The application as an insulating casing for starter batteries with iQ technology appears to be an ideal way of achieving this objective.

iQ has identified Neopolen P as a material which has the best properties for this application and is interested in using it in the mass production of iQ battery insulating casings, its further development and also a joint defense against possible patent infringements by unlicensed casing manufacturers.

BASF and iQ resolve to continue and intensify existing cooperative work and specify the following provisions in this respect:

1.   Public relations

BASF and iQ shall be represented jointly in the media and at press conferences, trade fairs and exhibitions. Actual events shall be planned and staged by the marketing and PR representatives of the two companies in close cooperation.

Appropriate resources shall be made available by both parties to carry out these intentions. Individual activities by one company which mention the other company shall require prior consent.

2.   Support in product development

The two parties shall support each other in the further development of their respective products and the carrying out of corresponding tests.

The following areas may be mentioned by way of example for Neopolen P:

           -           surface design coloration

           -           thermal conductivity

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           -           gas tightness

           -           acid resistance

           -           mechanical strength

           -           crash safety tests

           -           support for processors

           -           support for mold making

The rights to existing know-how from joint development and from any patents as well as exploitation thereof shall be covered in a know-how agreement.

3.   Sales support

iQ shall stipulate to its licensees the specification for the battery insulating casings based on Neopolen P in conformity with the BASF standard and shall recommend exclusively the use of Neopolen P for this application to ensure the technical properties of the iQ battery. For every kilogram of Neopolen P that is used by the licensees for the application "insulating casing for starter batteries with iQ technology", iQ shall receive support, as specified in the supplementary sheet, for sales promotion measures. The amount of the payment will be determined annually after completion of the third quarter by taking into account the data from iQ and BASF. BASF undertakes in return to draw attention to any patent infringements or attempts at evasion as they become known and to support iQ in asserting its rights by making known the information which is available to BASF.

4.   Communication

The two parties shall maintain a regular exchange of information and keep one another informed about their technical and commercial developments outside joint activities. In particular, iQ shall notify BASF immediately of the name of every licensee and shall endeavor to involve BASF at an early time as a partner in any additional development tasks and as a supplier of Neopolen P.

5.   Ending of the cooperation

The resolution to work together is for five years. It shall be extended automatically for one further year unless written notification to terminate is sent to the other party with a period of notice of six months.

The cooperation can be discontinued at any time by mutual consent.

The obligation to maintain absolute confidentiality with respect to third parties concerning information which has been exchanged as part of the cooperative venture according to the confidentiality agreement of June 30, 1997, signed by both parties, shall apply beyond the end of the cooperative work for a period of a further five years.

6.   Miscellaneous

At the time when this agreement is concluded, it is not possible to foresee and make exhaustive provisions for all possibilities that may arise from future technical and commercial development and from any changes there may be to statutory regulations. The parties to the agreement are agreed that the principles of commercial loyalty must apply in their cooperative work, and assure

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one another that they shall meet the  contractual  agreements in this spirit and take account analogously of any future changes there may be in their mutual relations.

Changes and additions to these agreements shall be legally valid only if they can be made in writing.


Ludwiqshafen,          (date)               Unterhaching,          (date)